Exhibit 10.6

February 7, 2006

Donald McCauley

[Address]

Dear Don:

On behalf of Qualys, Inc., I am pleased to offer you the position of Chief Financial Officer reporting to Philippe Courtot, Chairman and CEO. Your location of work will be Redwood City, CA. The details of your offer are outlined below.

Salary:	$250,000* (Annual Salary) less payroll deductions and all required withholding. * To be paid semi-monthly

Should you be terminated without cause, you will be entitled to severance equal to 6 months of base salary at your final rate of pay and 6 months COBRA coverage, provided you sign Qualys General Release of Claims.

Bonus:	You will be eligible to participate in a bonus program earning up to 20% of your annual salary, depending on company performance.

Benefits:	You will be eligible for the following standard Company benefits as of the first of the month following date of hire Medical and Dental Insurance, 401k plan, Flexible Spending, 4 weeks Vacation, Sick Leave, Company Assigned Holidays and other benefits described in the Summary Plan Descriptions, available for your review QUALYS may modify compensation and benefits from time to time as it deems necessary

Stocks:	We will recommend to the Board of Directors that you be granted a stock option to purchase a number of shares equal to 1.125% of the fully diluted shares of Common Stock under Qualys’ 2000 Equity Incentive Plan. Your options will be subject to adjustment to reflect stock splits and reverse stock splits and will be subject to a four-year vesting schedule, with vesting to commence as of your start date as an employee under this agreement. Under the vesting schedule, your shares under your initial option would vest at the rate of 2.0833% for each full month of continuous employment completed for the duration of 4 years. However, if Qualys sells all or substantially all of its assets or its stock, 100% of the then unvested stock options shall be vested. Also, if your employment is terminated without cause, 50% of the then unvested stock options shall be vested.

Qualys, Inc.

1600 Bridge Parkway, Redwood Shores, CA 94065

T 650 801 6100 F 650 801 6101 www.qualys.com

As a QUALYS employee, you will be expected to abide by Company rules and regulations, and sign and comply with the attached Proprietary Information and Inventions Agreement, which prohibit unauthorized use or disclosure of QUALYS’ proprietary information.

Your employment relationship with QUALYS is at-will. You may terminate your employment with QUALYS at any time and for any reason whatsoever simply by notifying QUALYS. Likewise, QUALYS may terminate your employment at any time and for any reason whatsoever with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

This letter, together with your Employee Proprietary Information and Inventions Agreement and the option agreement between you and Qualys (relating to your option grant described above), forms the complete and exclusive statement of your employment agreement with QUALYS. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. It is also contingent upon providing evidence of your legal right to work in the United States as required by the Immigration and Naturalization Service

We look forward to your acceptance of employment with QUALYS under the terms described above. To accept this offer, please sign and date this letter. Please return the original offer letter along with the Employee Proprietary Information and Inventions Agreement in the enclosed envelope and keep a copy of the offer letter for your records. This offer will expire on February 10th, 2006

Don, we are excited about you joining our team. If you have any questions, please feel free to call me at (650)801-6151.

Sincerely,

/s/ Rima Touma-Bruno
Rima Touma-Bruno
Director, Human Resources

Offer Accepted By:	Date Accepted:	Start Date:

/s/ Donald McCauley	2/7/2006	2/28/2006
Donald McCauley		February 28, 2006

QUALYS, INC.

AMENDMENT TO OFFER LETTER

This amendment (the “Amendment”) is made by and between Donald McCauley (“Executive”) and Qualys, Inc., a Delaware corporation (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”) on September __, 2012.

WHEREAS, the Parties previously entered into an offer letter agreement dated February 7, 2006 (the “Agreement”);

WHEREAS, the Parties intend and expect that severance payments under the Agreement are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and guidance thereunder (“Section 409A”) under the separation pay plan exception set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) and/or the short-term deferral rule set forth in Treasury Regulation Section 1.409A-1(b)(4), as applicable; and

WHEREAS, in an abundance of caution, the Parties intend to clarify certain payment terms with respect to the timing of the release of claims so that, to the extent the severance payments become subject to Section 409A, the severance payments and benefits under the Agreement will comply with the requirements of Section 409A.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, Executive and the Company agree that the Agreement is hereby amended as follows:

1. Severance. The second paragraph of the section of the Agreement under the heading of “Salary:” is hereby amended and replaced as follows:

“Should you be terminated without cause, you will be entitled to a lump-sum cash severance payment equal to 6 months of base salary at your final rate of pay and you will also be entitled to 6 months of Company-paid COBRA coverage (if you timely elect COBRA coverage), in each case, provided that you sign the Qualys General Release of Claims (the “Release”) and that the Release becomes effective and irrevocable no later than sixty (60) days following your separation date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance or benefits under this letter. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

Any severance payments or benefits that are Deferred Payments (as defined below) under this letter and, to the extent necessary to avoid imposition of additional tax or income recognition prior to actual payment under Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations and official guidance thereunder (“Section 409A”), any other severance payments or benefits under this letter, will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service, or, if later, such time as required by the section of this letter with the heading “Section 409A.” Any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments shall be made as provided in this letter.”

2. Section 409A. A new section is hereby added to the Agreement under the heading of Section 409A to read in its entirety as follows:

“Section 409A:	Any severance payments or benefits payable pursuant to this letter and any other severance payments or separation benefits, that in each case, when considered together are considered deferred compensation (together, the “Deferred Payments”) under Section 409A, will not become payable unless you incur a “separation from service” within the meaning of Section 409A. Similarly, no severance payments or benefits pursuant to this letter or other severance payments or benefits, in each case, that would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you incur a “separation from service” within the meaning of Section 409A.

To the extent it is necessary to avoid subjecting you to an additional tax under Section 409A, payment of all or a portion of Deferred Payments will be delayed until the date that is six (6) months and one (1) day following your separation from service; provided, however, that in the event of your death following your separation from service but before the six (6) month anniversary of your separation from service, then any payments delayed in accordance with this sentence will be payable in a lump sum as soon as administratively practicable after the date of your death, and any other payments or benefits due will be payable in accordance with the payment schedule applicable to them.

Each payment and benefit payment under this letter is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Company intends that all severance payments and benefits made under this letter are exempt from, or comply with, the requirements of Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms will be interpreted to so be exempt or comply. You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.”

3. Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

4. Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Parties.

5. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

6. Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the date set forth above.

QUALYS, INC.

Dated: September 10, 2012	By	/s/ Rima Touma-Bruno
Rima Touma-Bruno
Director, Human Resources

EXECUTIVE

Dated: September 10, 2012		/s/ Donald McCauley
Donald McCauley